For Immediate Release

Quality Distribution Announces Intent to Offer $85.0 Million of Senior Floating

Rate Notes

TAMPA, FL, January 19, 2005—Quality Distribution, LLC, the wholly owned subsidiary of Quality Distribution, Inc. (NASDAQ: QLTY), and its wholly owned subsidiary, QD Capital Corporation, today announced their intent to offer, through a private placement, Senior Floating Rate Notes due 2012 (the “Notes”), subject to market and other conditions.

Quality Distribution, LLC and QD Capital Corporation intend to use the gross proceeds of the offering, which are expected to be approximately $85 million, to (i) prepay approximately $70.0 million of term loan indebtedness outstanding under their credit agreement, (ii) to make a distribution to their parent, Quality Distribution, Inc., to be used to redeem all $7.5 million principal amount of Quality Distribution, Inc.’s Series B Floating Interest Rate Subordinated Term Securities due 2006 and (iii) for general corporate purposes.

The proposed offering of the Notes is conditioned upon receipt of an amendment of the credit agreement. The amendment will, among other things, permit the issuance of the Notes and the application of the proceeds therefrom. In addition, upon completion of offering of the Notes, the amendment will eliminate the consolidated interest coverage covenant and the consolidated total leverage covenant, and replace them with a consolidated senior secured leverage covenant.

The Notes will be offered within the United States only to qualified institutional buyers pursuant to rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Notes to be offered will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes.

Headquartered in Tampa, Florida, Quality Distribution, Inc., through its subsidiary, Quality Carriers, Inc., and TransPlastics, a division of Quality Carriers, and through its affiliates and owners-operators, manages approximately 3,500 tractors and 8,000 trailers. Quality Distribution also provides other bulk transportation and related services, including tank cleaning and freight brokerage. Quality Distribution is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This news release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, these risks and uncertainties include Quality Distribution’s substantial leverage, economic factors, downturns in customers’ business cycles or in the national economy, dependence on affiliates and owner-operators, change in government regulation, fluctuations in fuel pricing or availability, increases in interest rates, and Quality Distribution’s ability to attract and retain qualified drivers. In addition, difficulties or delays in consummating the offering of the Notes, the proceeds of which will be used to repay indebtedness, including indebtedness under the credit agreement, as well as other difficulties in effecting repayment of indebtedness or amending the credit agreement, could cause Quality Distribution’s results to differ materially from current expectations. Readers are urged to carefully review and consider the various disclosures made by Quality Distribution in the risk factors disclosed in Quality Distribution’s Form 10-K for the year ended December 31, 2003 as well as other periodic reports filed with the Securities and Exchange Commission. Quality Distribution disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this news release.

Contact:	Timothy B. Page
Senior Vice President and Chief Financial Officer
800-282-2031, ext. 7376